Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the Securities

(Amendment No.--)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14-11(c) or   240.14a-12

National Patent Development Corporation
	(Name of Registrant as Specified In Its Charter)

Lawrence M. Gordon
	(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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      14a-6(j)(2).
[ ]	$500 per each party to the controversy pursuant to Exchange
	Act Rule 14a-6(i)(3).
[ ]	Fee computed on table below per Exchange Act Rules 14a-
	6(i)(4) and 0-11.

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		applies:  COMMON STOCK
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		computed pursuant to Exchange Act Rule 0.11:1
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		and state how it was determined.

[ ] 	Check box if any part of the fee is offset as provided by Exchange
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was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                    NATIONAL PATENT DEVELOPMENT CORPORATION
                          9 West 57th Street
                             Suite 4170
                      New York, New York 10019

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held September 20, 1995

To The Stockholders:

	The Annual Meeting of Stockholders of National Patent Development Corporation (the "Company") will be held at the Columbia Inn, 10207 Wincopin Circle, Columbia, Maryland on the 20th day of September, 1995, at 2:30 P.M., Eastern Standard Daylight Savings Time, for the following purposes:

	1.	To elect seven Directors to serve until the next Annual
  		Meeting and until their respective successors are elected
		  and qualify.


	2.	To consider and act upon a proposal to amend the Company's
  		Restated Certificate of Incorporation to effect a reverse
		  stock split (the "Reverse Stock Split") in which each four shares of issued Common Stock of the Company, par value $.01
	  	per share, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new Common Stock of the Company, par value $.01 per share.

	3.	To transact such other business as may properly come before
  		the meeting or any adjournment thereof.



	Only stockholders of record as of the close of business on July 28, 1995 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 9 West 57th Street, Suite 4170, New York, New York.

                                 						By Order of the Board of Directors

                                    							Lydia M. DeSantis
   							Secretary
New York, New York
August 18, 1995

     	If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.


                     	NATIONAL PATENT DEVELOPMENT CORPORATION
	                              9 West 57th Street
	                                 Suite 4170
	                           New York, New York 10019


                                                  						August 18, 1995
							                                               		New York, New York


                              	PROXY STATEMENT

    	The accompanying Proxy is solicited by and on behalf of the Board of Directors of National Patent Development Corporation, a Delaware corporation the "Company"), for use only at the Annual Meeting of Stockholders to be held at the Columbia Inn, 10207 Wincopin Circle, Columbia, Maryland on the 20th day of September, 1995 at 2:30 P.M., Eastern Standard Daylight Savings Time, and at any adjournments thereof. The approximate date on which this Proxy statement and the accompanying Proxy were first given or sent to security holders was August 18,1995.

	    Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman of, or the Inspectors of Election, in person, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.


    	The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the seven nominees for election as directors named herein and FOR the approval of the Reverse Stock Split. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the shares of common stock, par value $.01 per share (the "Common Stock") and Class B Capital Stock, par value $.01 per shares (the "Class B Stock") present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A majority of the votes represented by the outstanding shares of Common Stock and a majority of the votes represented by the outstanding shares of Class B Stock, each voting separately as a class, is required to approve the Reverse Stock Split. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives affirmative votes; with respect to the approval of the Reverse Stock Split, an abstention will operate to prevent approval of the Reverse Stock Split to the same extent as a vote against approval, and a broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will effect the outcome of the vote the same as a negative vote with respect to the approval of the Reverse Stock Split.

                              VOTING SECURITIES


    	The Board of Directors has fixed the close of business on July 28, 1995 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on July 28, 1995 consisted of 26,951,311 shares of Common Stock, each entitled to one vote, and 250,000 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

                     PRINCIPAL HOLDERS OF SECURITIES


     	As of July 28, 1995, no person was known to the Company to own beneficially more than 5% of the Common Stock or Class B Stock of the Company except as set forth below.

     	The following table shows as of such date the Class B Stock beneficially owned directly by Mr. Jerome I. Feldman, President and Chief Executive Officer and a director of the Company, and Mr. Martin M. Pollak, Executive Vice President and Treasurer and a director of the Company. (For information with respect to the shares of Common Stock beneficially owned by Messrs. Feldman and Pollak, see "Security Ownership of Directors and Named Executive Officers"):

                         					      		    Amount of
Title of	  Name and Address		             Beneficial	            	Percent
Class   	  of Beneficial Owners	          Ownership  		          of Class

Class B 	  Jerome I. Feldman            		983,333 shares(1)       50(2)
		         c/o National Patent
		         Development Corp.
		         9 West 57th Street
		         Suite 4170
		         New York, NY 10019

Class B	  Martin M. Pollak	              	983,333 shares(1)       50(2)
		        c/o National Patent
		        Development Corp.
		        9 West 57th Street
		        Suite 4170
  		      New York, NY 10019

(1)Includes 858,333 shares each for Messrs. Feldman and Pollak which they currently have the right to purchase pursuant to the exercise of stock options.

(2)Percentage could increase up to approximately 89% if either individual exercised all of his stock options and the other individual did not exercise any.

     	Based upon the Common Stock and Class B Stock of the Company outstanding at July 12, 1995, Mr. Feldman and Mr. Pollak controlled in the aggregate approximately 10.2% of the voting power of all voting securities of the Company. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 45.8% if they exercised all the presently outstanding options to purchase shares of the Common Stock and Class B Stock of the Company held by them.

	     On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement (i) granting each other the right of first refusal over the sale or hypothecation of the Class B Stock and options to purchase Class
B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the Class B Stock or options to acquire shares of Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.

     	Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Fund Asset Management, L.P., Princeton Services, Inc. and Merrill Lynch Phoenix Fund, Inc. filed a 13-G which disclosed the ownership of 1,426,100 shares of the Common Stock representing approximately 5.9% of the outstanding Common Stock as of December 31, 1994.

       SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
<R >
	     The following table sets forth, as of July 12, 1995, beneficial ownership of shares of Common Stock of the Company and subsidiaries by each director, each of the named executive officers and all directors and executive officers as a group.



                                                   	Total Number of Shares
                                                              Beneficially
Name											                                                      Owned

Jerome I. Feldman(1)(2)(3)(4)						                           2,328,302
Martin M. Pollak(1)(2)(3)(4)			                            			2,328,039
Scott N. Greenberg(3)							                                    201,300
Roald Hoffmann, Ph.D.(5)					                                    31,466
Ogden R. Reid(5)								                                         19,000
Paul A. Gould(1)(5)							                                      316,500
Herbert R. Silverman  							                                     5,000
Lawrence M. Gordon(1)							                                    146,612
Directors and Executive Officers as a Group
(9 persons) (1)(3)		                                     					5,376,244

                                                   										Percent of
							                                                 			Common Stock
											                                                    Owned

Jerome I. Feldman (1)(2)(3)(4)	                             				8.03
Martin M. Pollak (1)(2)(3)(4)		 					                           8.03
Scott N. Greenberg(3)						                                   		 *
Ogden R. Reid(5)									                                        *
Roald Hoffmann, Ph.D.(5)							                                  *
Paul A. Gould(1)(5)							                                      1.18
Herbert R. Silverman								                                     *
Lawrence M. Gordon (1)								                                   *
Directors and Executive Officers as a Group
(9 persons)(1)(3)								                                      17.10

                                                 									Of Total Number of
						                                            		     Shares Beneficially
										                                                           	Owned,
								                                                 Shares Which May Be
								                                             Acquired Within 60 Days

Jerome I. Feldman(1)(2)(3)(4)			                           			1,945,333
Martin M. Pollak(1)(2)(3)(4)			                            			1,955,333
Scott N. Greenberg(3)                                  							  184,700
Roald Hoffmann, Ph.D.(5)						                                   29,666
Ogden R. Reid(5)			`					                                        18,000
Paul A. Gould(1)(5)							                                        6,000
Herbert A. Silverman	                                       							-0-
Lawrence M. Gordon(1)							                                    144,100
Directors and Executive Officers as a Group
(9 persons)(1)(3)				                                     				4,283,132

* The number of shares owned is less than one percent of the outstanding shares of Common Stock.

(1) Included in the table are 125,000 shares for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the conversion of shares of Class B Stock into shares of Common Stock which they currently own, (see "Principal Holders of Securities"). Also included in the table is 6,469 shares for a foundation of which Mr. Pollak is a trustee. Also included in the table are 4,426 shares for Mr. Feldman, 2,414 shares for Mr. Pollak and 2,012 shares for Mr. Gordon and 8,852 shares for all directors and executive officers as a group, issuable upon the conversion of bonds issued with the Company's 12% Subordinated Debentures Due 1997. Mr. Feldman disclaims beneficial ownership of the 2,414 shares issuable upon conversion of bonds held by his wife pursuant to the Debentures. Messrs. Feldman, Pollak and Gould disclaim beneficial ownership of 4,691, 23,006 and 100 shares, respectively, held by members of their families which are included in the table.

(2) Included in the table are options to purchase 858,333 shares of Class B Options for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the exercise of stock options, which shares are convertible into shares of Common Stock.

(3) Of the directors and executive officers of the Company, the following beneficially own the number of shares of common stock of General Physics Corporation ("GPC") indicated: Jerome I. Feldman-2,100 (.02%); Martin M. Pollak-5,900 (.06%) and Scott N. Greenberg-1,000 (.01%). In addition, all directors and executive officers as a group beneficially own 9,000 shares. Mr. Feldman and Mr. Pollak through their ownership of the Company's Common Stock, may be deemed to beneficially own an aggregate of 5,215,165 shares of GPC beneficially owned by the Company, Five Star and MXL, wholly-owned subsidiaries of the Company. However, Mr. Feldman and Mr. Pollak disclaim beneficial ownership of such 5,215,165 shares (5,217,265 and 5,221,065 shares in the aggregate for Mr. Feldman and Mr. Pollak, respectively). The total number of shares owned by all directors and executive officers of the Company as a group (other than Messrs. Feldman and Pollak) is .01% of the outstanding shares of GPC's common stock. All such persons have sole voting and investment power as to all shares except as indicated.

(4) Member of the Executive Committee.

(5) Member of the Audit Committee.

	As of July 12, 1995 the Company owned 3,515,165 shares of GPC common stock, constituting approximately 34% of the outstanding shares, Five Star owned approximately 1,062,500 shares constituting approximately 10% and MXL owned approximately 637,500 shares constituting approximately 6% of the outstanding shares of GPC common stock. Accordingly, the Company's voting control of GPC is approximately 50.89%.

	As of July 12, 1995 the Company owned 2,842,300 shares of SGLG, Inc. ("SGLG") common stock, constituting approximately 92% of the outstanding shares. In addition, Mr. Pollak owns 1,000 shares of SGLG common stock.

                        ELECTION OF DIRECTORS

     	Seven directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The By-Laws of the Company permit the Board of Directors to fix the number of directors at no less than three nor more than fifteen persons, and the Board of Directors has fixed the number of directors at seven persons. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

     	Jerome I. Feldman is founder of, and since 1959, has been President and Chief Executive Officer and a Director of the Company. He has been Chairman of the Executive Committee and a Director of Interferon, which is a biopharmaceutical company engaged in the manufacture and sale of ALFERON N Injection since 1981; a Director since 1981 and Chairman of the Board from 1985 to January 1995 of GTS Duratek Inc., ("Duratek") a company which provides environmental technology and consulting services to various utilities, industrial and commercial clients; a Director since 1987, Chairman of the Executive Committee since 1988 and Chief Executive Officer since September 1994 of GPC, a company which provides personnel training and technical support services to the domestic commercial nuclear power industry and to the United States Department of Energy; President since October 1994 and Chief Executive Officer, Chairman of the Executive Committee and a Director of SGLG since 1991, a holding company; and a director and consultant to American Drug Company ("ADC"), a generic drug distribution company since January 1994. He has been a Director of Hamilton Financial Services, Inc., a financial service holding company since 1983. Mr. Feldman is also a Trustee of the New England Colleges Fund and of Bard College. Age 67

     	Martin M. Pollak is founder of, and since 1959, has been Executive Vice President, Treasurer and a Director of the Company. He has been Chairman of the Board of Interferon since 1981; a Director of Duratek since 1983 and Chairman of the Executive Committee from 1985 to January 1995; a Director of GPC since 1987 and Chairman of the Board since 1988; Chairman of the Board of SGLG since 1991; and President, Chief Executive Officer and a director of ADC since January 1994. Mr. Pollak is Chairman of the Czech and Slovak United States Economic Counsel and a member of the Board of Trustees of the Worcester Foundation for Experimental
Biology and a Director of Brandon Systems Corporation, a personnel recruiting company, since 1986. Age 68

     	Scott N. Greenberg has been a Director of the Company since 1987, Vice President and Chief Financial Officer since 1989 and Vice
President, Finance from 1985. He has been a Director of GPC since 1987;
a Director of SGLG since 1991; Chief Financial Officer and a Director of ADC since January 1994 and from 1991 to January 1995, a Director of Duratek. Age 38

     	Ogden R. Reid has been a Director of the Company since 1979. He has been a Director of Interferon since 1982; a Director of GPC since 1988 and Vice Chairman and Director of SGLG since 1992; from 1991 to January 1995 he was Vice Chairman of the Board of Duratek. Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Age 70

     	Roald Hoffmann, Ph.D. has been a Director of the Company since 1988 and a Director of Interferon since 1991. He has been a John Newman Professor of Physical Science at Cornell University since 1974. Dr. Hoffmann is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981, he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 57

     	Paul A. Gould has been a Director of the Company since 1993. He has been Managing Director since 1979 of Allen & Company Incorporated, an investment banking firm. He has been a Director since 1992 of Liberty Media Corp., a cable programming company and a Director since April 1994 of Resource Recycling Technologies, Inc., which is engaged in solid waste material management alternatives. Age 49

     	Herbert R. Silverman has been a Director of the Company since November 1994. Since 1975 he has been a Senior Advisor to Bank Julius Baer (New York), Zurich, Switzerland, Chairman of the Executive Committee of Baer American Banking Corporation since 1976 and is a member of the Board of Directors of Partners Funds, Inc. and Focus Fund, both of which are mutual stock funds managed by Neuberger & Berman since 1965. He is also a life trustee of New York University and New York University Medical Center. Age 77

Section 16 Reporting

     	Section 16(a) of the Securities Exchange Act 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange, Inc. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     	Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during its most recent fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for Paul A. Gould, a Director of the Company, who filed a late report on Form 4.

Board of Directors

     	The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held three meetings in 1994, at which all of the directors attended the meetings of the Board and Committees on which they served, except for Roald Hoffmann, who attended fewer than 75% of the meetings.

Directors Compensation

     	Directors who are not employees of the Company receive a fee of $1,500 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company do not receive additional compensation for serving as directors.

Executive Committee

     	The Executive Committee, consisting of Jerome I. Feldman and Martin M. Pollak, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted 26 times in 1994 through unanimous written consents.

Audit Committee

     	The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants, subject to the ratification by the stockholders at the Annual Meeting, to serve as auditors for the following year in examining the books and records of the Company. This Committee met twice in 1994. The Audit Committee currently consists of Ogden R. Reid, Roald Hoffmann and Paul A. Gould.

                         EXECUTIVE COMPENSATION

     	The following table and notes present the compensation paid by the Company and subsidiaries to its Chief Executive Officer and the Company's most highly compensated executive officers for 1994.

                        SUMMARY COMPENSATION TABLE

                                                  		Annual Compensation
						                                            		Salary      		Bonus
Name and Principal Position	     Year	               	($)       			($)

Jerome I. Feldman		             	1994              		322,304     40,000(1)
President and Chief	            	1993             			316,526	   120,000
Executive Officer		             	1992	             		326,243	    	-0-

Martin M. Pollak			              1994             			322,259(2)  40,000(1)
Executive Vice President        	1993             			315,110		    -0-
and Treasurer		                 	1992             			325,110	   151,250

Scott N. Greenberg             		1994             			216,375 	   20,000(1)
Vice President and	             	1993             			156,625	     	-0-
Chief Financial Officer	        	1992             			151,000		     -0-

Lawrence M. Gordon	             	1994	             		233,205 	   50,000(1)
Vice President and	              1993             			183,205	    50,000
General Counsel			               1992             			183,507     		-0-

(1) For 1994, Messrs. Feldman, Pollak, Greenberg and Gordon received their respective cash bonuses for services rendered to Interferon.
(2) For 1994, $150,000, of Mr. Pollak's compensation was paid by ADC, as a consequence of his services to both companies.


                                     						Long Term
					                                    	Compensation
						                                      Awards	           	All Other
						                                      Options        		Compensation
Name and Principal Position	                 	($)              		($)

Jerome I. Feldman	                           	-0-	           			3,696(1)
President and Chief                        			-0-	           			3,598(l)
Executive Officer			                         	-0-	      		    253,491(1)

Martin M. Pollak		                          		-0-           				3,696(1)(2)
Executive Vice President	                     -0-           				3,598(1)
and Treasurer	                             			-0-			          253,491(1)

Scott N. Greenberg	                         		-0-		           		3,696(3)
Vice President and		                         	-0-	           			3,598(3)
Chief Financial Officer                  			22,500	            	2,932(3)

Lawrence M. Gordon	                         		-0-				           3,696(3)
Vice President and                         			-0-	           			2,937(3)
General Counsel                           				-0-		           		3,392(3)

(1)	Includes $3,696, $3,598 and $3,491 as a matching contribution by the Company to the 401(k) Savings Plan, and $250,000 in 1992 pursuant to a Non-Compete Agreement between Messrs. Feldman and Pollak and
SmithKline Beecham Corporation. See "Employment Contracts and
Termination of Employment and Change in Control Arrangements."

(2)	Constitutes matching contributions made by ADC and the Company equally on behalf of Mr. Pollak pursuant to the Company's 401(k) Savings
Plan.

(3)	Matching contribution by the Company to the 401(k) Savings Plan.

	For the year ended 1994, none of the named executive officers were granted non-qualified stock options.

	The following table and notes set forth information for the named executive officers regarding the exercise of stock options during 1994 and unexercised options held at the end of 1994.


           	AGGREGATED OPTION EXERCISES AT DECEMBER 31, 1994
	                      AND YEAR-END OPTION VALUES


	                                             	Shares Acquired
                                              			on Exercise
				                                             	(#) (1)   			Value Realized
									                                                          ($)
Name

Jerome I. Feldman                                				-0-		        	-0-
Martin M. Pollak		                                 		-0-	        		-0-
Scott N. Greenberg                                			-0-			        -0-
Lawrence M. Gordon	                                		-0-	        		-0-


                                              						 Number of Unexercised
						                                              Options at December 31,
						                                                  1994       (#)
	 				                                            	Exercisable/Unexercisable

Name

Jerome I. Feldman		                             		1,778,667(2)     	-0-
Martin M. Pollak                              				1,788,667(2)     	-0-
Scott N. Greenberg			                               184,700       		-0-
Lawrence M. Gordon			                               144,100	       	-0-




                                              							Value of Unexercised
						                                            	In-the-Money Options at
				                                             			December 31, 1994 ($)
Name						                                       	Exercisable/Unexercisable

Jerome I. Feldman                                  				-0-     		-0-
Martin M. Pollak         	                          			-0-	     	-0-
Scott N. Greenberg                                 				-0- 	    	-0-
Lawrence M. Gordon                                 				-0-	     	-0-


(1)	None of the named executive officers exercised any stock options during 1994.

(2)	Includes 775,000 Class B Options, which options are convertible into shares of Common Stock on a share for share basis.

(3)	Calculated based on the closing price of the Common Stock (1.8125)
as reported by the American Stock Exchange on December 30, 1994.

Board Compensation Committee Report on Executive Compensation

    	During the year ended December 31, 1994, the Company did not have a Compensation Committee. Accordingly, the full Board of Directors was responsible for determining and implementing the compensation policies of the Company.

     	The executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative and achievement, and assist the Company in attracting and retaining qualified executives.

     	The Board also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value and recommends to the Stock Option Committee the grant of stock options to executive officers whose performance has a significant effect on the success of the Company.

     	Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and grant of stock options. The compensation for Mr. Pollak is determined on the same basis as that of Mr. Feldman, the Chief Executive Officer. The compensation for the other executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance, the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Board in establishing annual bonuses and other incentive compensation.

     	The Company has certain broad-based employee benefit plans in which all employees, including the named executives are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1994, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

Mr. Feldman's 1994 Compensation

     	Mr. Feldman's compensation is determined principally by the terms of his employment agreement. As of January 1, 1989, the Company entered into an Employment Agreement (the "Agreement") with Mr. Feldman which provided that Mr. Feldman serve as President and Chief Executive Officer of the Company for the period through December 31, 1994. The Agreement provides Mr. Feldman with annual compensation (a minimum base salary) of $300,000 (subject to review by the Board of Directors). Mr. Feldman also received a cash bonus of $40,000 in 1994 from Interferon for his substantial efforts in seeking to obtain additional financing for Interferon. In addition, Mr. Feldman played a significant role in attempting to secure marketing and distribution opportunities for Interferon with a number of independent national distributors and multi-national pharmaceutical companies. In 1994 Mr. Feldman received compensation of $8,000 for serving as a Director and Chairman of the Executive Committee of GPC. (See "Employment Contracts and Termination of Employment and Change in Control Arrangements").



                        				The Board of Directors

                        				Jerome I. Feldman
                         			Martin M. Pollak
				                        Scott N. Greenberg
		                        		Ogden R. Reid
			                        	Roald Hoffmann, Ph.D.
			                        	Paul A. Gould
                        				Herbert R. Silverman

Compensation Committee Interlocks and Insider Participation

    	During the year ended December 31, 1994 the Company did not have a Compensation Committee and the entire Board of Directors made decisions on compensation of the Company's executives. Mr. Feldman, the Company's Chief Executive Officer and a director, Mr. Pollak, the Company's Executive Vice President and Treasurer and a director and Mr. Greenberg, the Company's Vice President and Chief Financial Officer and a director participated in Board executive compensation deliberations. Employment Contracts and Termination of Employment and Change in Control
Arrangements

Employment Contracts and Termination of Employment and Change in Control Arrangements

     	Agreements with Messrs. Feldman and Pollak. As of May 19, 1995, the Company entered into a three year agreement (the "Agreement") with its President and Chief Executive Officer, Jerome I. Feldman, and with its Executive Vice President and Treasurer, Martin M. Pollak (the
"Employees").

     	Pursuant to the Agreements, Mr. Feldman will serve as President and Chief Executive Officer of the Company and Mr. Pollak will serve as Executive Vice President and Treasurer of the Company for the period through May 18, 1998. The Agreements provide for each Employee to receive annual compensation (a minimum base salary) of $325,000 for the first year of the Agreements, $350,000 for the second year of the Agreements and $ 375,000 for the third year of the Agreements (subject to increase by the Board of Directors). Under the terms of the Agreements, each of the Employees received options to purchase 250,000 shares of Common Stock and 250,000 shares of Class B Stock. The Agreements provide for the termination of employment upon the Employee's death, physical or mental disability or retirement. In addition, the Company may terminate the Employee's employment "for cause" (including a failure to perform required duties or the engaging in of gross misconduct) and each Employee may voluntarily terminate his employment for "Good Reason", which occurs if the Employee determines in good faith that due to a change in control of the Company he is not able to effectively discharge his duties. "Change in control" is defined to include (1) any "person" (other than the Employees or certain persons who may acquire securities of the Company from an Employee) acquiring the beneficial ownership of more than 30% of the Company's outstanding securities or (2) certain changes in the composition of the Board of Directors of the Company.

     	Upon termination by the Company "for cause", all obligations of the Company under the Employee's Agreement terminates. Upon termination by the Company other than "for cause", disability, or retirement, or by the Employee for "Good Reason", such Employee is entitled to receive as severance pay an amount equal to his full base salary (which at the present time is a minimum of $325,000 for each of the Employees) at the rate then in effect, multiplied by the greater of (1) the number of years (including fractions thereof) remaining in the term of the employment, or (2) the number three. In addition, the Employee would receive an amount in cash equal to the aggregate spread between the exercise prices of all options held by the Employee under the Company's 1973 Non-Qualified Stock Option Plan and the higher of (x) the market value of the Common Stock, and (y) the highest price paid in connection with any change in control of the Company. Subject to certain conditions, the Company would also maintain for two years (or until the Employee's commencement of full-time employment with a new employer) certain insurance, health and disability plans in effect, or arrange for substantially similar benefits. The Agreements also contain non-competition and confidentiality provisions.



Certain Transactions

GTS Duratek, Inc.

     	On January 24, 1995, the Company sold 1,666,667 shares of its Duratek common stock at a price of $3.00 per share to the Carlyle Group ("Carlyle") in connection with a $16 million financing by Duratek with Carlyle, a Washington, D.C. based private merchant bank. In addition, the Company granted Carlyle an option to purchase up to an additional 500,000 shares of Duratek common stock over the next year at $3.75 per share (the "Carlyle Transaction").

     	Duratek received $16 million from Carlyle in exchange for 160,000 shares of new issued 8% cumulative convertible preferred stock (convertible into 5,333,333 shares of Duratek common stock at $3.00 per share). Duratek granted Carlyle an option to purchase up to 1,250,000 shares of newly issued Duratek common stock from Duratek over the next four years.

     	As of July 12, 1995, the Company owns 3,523,972 shares of Duratek common stock (approximately 39.8% of the currently outstanding shares of common stock). Assuming, (i) Carlyle converted all of its cumulative convertible preferred stock into Duratek common stock and exercised its option to purchase additional shares of Duratek common stock from each of Duratek and the Company and (ii) the Company's employees exercised their options to purchase an aggregate of 497,750 shares of Duratek common stock, the Company would own 2,526,222 shares of Duratek common stock (approximately 16.4% of the then outstanding shares of common stock).

     	In connection with the Carlyle Transaction, Carlyle will have the right, through its preferred stock, to elect a majority of Duratek's Board of Directors. Upon conversation of the preferred stock, Carlyle would own approximately 56.7% of Duratek's common stock if all of its options are exercised.

                             PERFORMANCE GRAPH

     	The following table compares the performance of the Company for the periods indicated with the performance of the AMEX Market Value Index and the Dow Jones Industry Group BTC - Biotechnology. Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. Assumes $100 invested on December 31, 1989 in National Patent Common Stock, AMEX Market Value Index and Dow Jones Industry Group BTC - Biotechnology. Values are as of December 31 of specified year assuming that dividends are reinvested.




                 	Comparison of 5-Year Cumulative Total Return


Index	                          		1989 	 1990	  1991  	1992	   1993	1994

NPDC                            			114     41	    71 	   42 	    64	  25

AMEX Market		                      127 	  103	   126	 	 135   	 159	 127

Dow Jones
 Biotech                      		131.28 159.48 335.74	310.57  292.04	 247



  PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
          TO EFFECT THE ONE-FOR-FOUR REVERSE COMMON STOCK SPLIT

    	The Board of Directors believes that the recent per share price of the Common Stock has affected the marketability of the existing shares, increased the amount and percentage of transaction costs paid by individual stockholders and affected the potential ability of the Company to raise capital by issuing additional shares. The Company believes there are several reasons for these effects, as summarized below.


     	As a means of improving marketability of the Common Stock, reducing stockholders' transaction costs, and other considerations, on July 21, 1995, the Board of Directors of the Company approved, subject to the stockholder approval solicited hereby, a proposal to amend the Restated Certificate of Incorporation to effect a one-for-four reverse Common Stock split (the "Reverse Stock Split").


     	Although the Company's Board of Directors believes as of the date of this Proxy Statement that a one-for-four Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Stock Split and concurrently declare a stock-for-stock dividend in a ratio to be determined, the latter of which does not require stockholder approval. Depending upon the amount of any such stock-for-stock dividend, this would partially offset the decrease in the number of issued shares of new Common Stock resulting from the one-for-four Reverse Stock Split, potentially to the extent that the result will be the same as if a one-for-three, one-for-two or other reverse stock split ratio had been approved by the Company's stockholders. The net effect of implementation of the Reverse Stock Split and any subsequent dividend declarations described herein will not result in more than four shares being surrendered for each share of new Common Stock.

Reasons for the Reverse Stock Split Proposal

     	The Board of Directors of the Company believes that the relatively low per share market price of the Common Stock may impair the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community. In practice this is not necessarily the case, as certain investors view low-priced stock as unattractive or, as a matter of policy, will not extend margin credit on stock trading at low prices, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

     	In addition, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock at its current relatively low per share market price. If approved, the Reverse Stock Split may result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     	The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the Common Stock by the financial community and the investment public and possibly promote greater liquidity for the Company's stockholders, although it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Also, although any increase in the market price of the new Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions on the market for the shares.

     	There can be no assurance, however, that the foregoing effects will occur or that the market price of the new Common Stock immediately after implementation the proposed Reverse Stock Split will be maintained for any period of time, that such market price will approximate four times (or some other multiple of) the market price before the proposed Reverse Stock Split, or that such market price will exceed or remain in excess of the current market price.

     	If the Reverse Stock Split is approved, the total number of shares of Common Stock held by each stockholder would be converted automatically into a right to receive an amount of whole shares of new Common Stock equal to the number of shares owned immediately prior to the Reverse Stock Split divided by four. No fractional shares would be issued and, in lieu of any fractional shares, fractional shares otherwise issuable to a given stockholder would be rounded up to the next whole share.

     	Approval of the Reverse Stock Split would not affect any stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the rounding of fractional shares. The Reverse Stock Split should not reduce the number of stockholders of the Company since fractional shares will be rounded up to a whole share of new Common Stock. The shares of Common Stock which will be issued upon approval of the Reverse Stock Split will be fully paid and nonassessable. The voting rights and other privileges of the holders of Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to filing and effectiveness of the amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to Section 242(c) of the Delaware General Corporation Law, without further action by the stockholders of the Company. In addition, the effect of the Reverse Stock Split may be partially offset if the Board of Directors elects to declare a stock-for-stock dividend as described above.

Effective Date

     	If the Reverse Stock Split is approved by the stockholders at the Annual Meeting, and upon a determination by the Board of Directors that a Reverse Stock Split is in the best interest of the Company and its stockholders, an amendment to Article Fourth of the Restated Certificate of Incorporation, would be filed with the Secretary of State of the State of Delaware on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, and the Reverse Stock Split would become effective as of 5:00 p.m. E.S.T. on the date of such filing. Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Date will be converted by 5:00 p.m. E.S.T. on the Effective Date into the right to receive an amount of whole shares of new Common Stock equal to the number of their shares divided by four, with any fractional share rounded up to the next whole share.

Exchange of Stock Certificates

     	As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each stockholder of record on the Effective Date for use in transmitting certificates representing share of Common Stock ("old certificates") to the Company's transfer agent, Harris Trust Company(the "Exchange Agent"). The letter of transmittal will contain instruction for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the number of whole shares of new Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     	Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of new Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole share of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     	No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

Effect of the Reverse Stock Split

     	If the Reverse Stock Split is approved at the Annual Meeting and the Company's Board of Directors subsequently determines that it is advisable to proceed with the Reverse Stock Split, the result (without giving effect to the stock dividend, if any, referred to above) would be that each Company stockholder who owns four or more shares of Common Stock will receive one share of new Common Stock for each four shares of Common Stock held at the time of the Reverse Stock Split, and one additional share in lieu of the issuance of a fractional share of new Common Stock. Each Company stockholder who owns fewer than four shares of Common Stock on the date the Reverse Stock Split is effected will be entitled to receive one share of new Common Stock in lieu of receiving a fractional share resulting from the Reverse Stock Split. The rounding up of fractional shares to the next whole share is being done to avoid the expense and inconvenience of issuing fractional shares, and is not separately bargained-for consideration.


     	As of July 28, 1995, the number of issued shares of Common Stock was 26,953,957, which includes 2,646 shares held in treasury. Based upon the Company's best estimates, the aggregate number of shares of new Common Stock will be issued as a result of the Reverse Stock Split will be approximately 6,738,490 shares, including 662 shares held as treasury stock.

    )

     	Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Amended and Restated Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.

Federal Income Tax Consequences

     	The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). The summary does not address any consequence of the Reverse Stock Split under any state, local or foreign tax laws.

     	No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES
OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE
APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX
LAWS.

     	The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her Common Stock solely for new Common Stock should recognize no gain or loss for Federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of new Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the new Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange.

Vote Required

     	In order to effect the Reverse Stock Split, the Restated Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the (i) votes represented by the outstanding shares of Common Stock and (ii) votes represented by the outstanding Class B Stock, each voting separately as a class.

     	The Board of Directors recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to effect the one-for-four reverse split of the Common Stock.



                             STOCKHOLDER PROPOSALS

     	Stockholders may present proposals for inclusion in the Company's 1996 proxy statement provided they are received by the Company no later than January 13, 1996, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                                  GENERAL

     	So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                           COST OF SOLICITATION

     	The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

                                     							Lydia M. DeSantis
					                                             			Secretary





                   	NATIONAL PATENT DEVELOPMENT CORPORATION


                  COMMON STOCK	Annual Meeting of Stockholders		PROXY


                           	To Be Held September 20, 1995


            	This proxy is solicited on behalf of the Board of Directors


    Revoking any such prior appointment, the undersigned, a stockholder of National Patent Development Corporation hereby appoints Jerome I.
Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual
Meeting of Stockholders of said Company to be held at the Columbia Inn, 10207 Wincopin Circle, Columbia, Maryland on September 20, 1995, at 2:30 P.M. Eastern Standard Daylight Savings Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

     This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposals (1) (2) and (3).

1.	Election of Directors: Jerome I. Feldman, Martin M. Pollak, Scott
  	N. Greenberg, Roald Hoffmann, Odgen R. Reid, Paul A. Gould and
	  Herbert R. Silverman.
 									For All
	 								(Except
		  						Nominees
				 					Written
                            (INSTRUCTION: To withhold 	For	Withhold		Below)
                                          authority to vote for any
                                          individual nominee, write
                                          that nominee's name in the
                                          space provided below)

2.	Proposal to amend the Company's Restated Certificate of
  	Incorporation to effect a reverse stock split in which each four shares of issued and outstanding shares of common stock will be reclassified and changed into one share of new Common Stock of the Company.

                       		FOR			AGAINST			ABSTAIN

3.	Upon any other matters which may properly come before the meeting
  	or any adjournments thereof.

                                	Please sign exactly as name appear below.

                            					Dated 				, 1995
					                           	Signature
					                           	Signature if held jointly
						Please mark, sign, date and return
						the proxy card promptly using the
						enclosed envelope.  When shares are
						held by joint tenants both should
						sign.  When signing as attorney, as
						executor, administrator, trustee or
						an, please give full title as such.
						corporation, please sign in full
						corporate name by President
						or other authorized officer.  If a
						partnership please sign in
						partnership name by authorized
						person.